                                  INFORMATION
                          REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement.
                                                 [ ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule
                                                     14a-6(e)(2)).

     [X] Definitive Proxy Statement.

     [ ] Definitive Additional Materials.

     [ ] Soliciting Material Under Rule 14a-12.

                                 PRT GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
O-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with written preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[PRT Logo]

Dan S. Woodward
President and
Chief Executive Officer

                                                                   April 7, 2000

Dear PRT Stockholder:

     On behalf of your Board of directors and your management, I cordially invite you to attend the 2000 Annual Meeting of Stockholders of PRT Group Inc. The meeting will be held on Thursday, May 11, 2000 at 9:00 a.m. local time, at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103.

     Enclosed are the Notice of Meeting and Proxy Statement relating to the annual meeting, along with the 1999 Annual Report to Stockholders on Form 10-K. Information regarding the matters to be voted upon at the meeting is set forth in the Notice of Meeting and Proxy Statement.

     Your vote is important to us. Whether or not you plan to attend the meeting, please complete and return the attached proxy card in the enclosed envelope. Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/       DAN S. WOODWARD
                                          --------------------------------------
                                          Dan S. Woodward

                                   [PRT Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

To the Stockholders of
PRT Group Inc.:

     The Annual Meeting of Stockholders of PRT Group Inc. ("PRT" or the "Company") will be held at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103 on May 11, 2000 at 9:00 a.m. local time, for the following purposes:

          1. To elect three (3) directors for a three-year term as described in the accompanying proxy materials;

          2. To ratify the appointment of Ernst & Young LLP as auditors to audit the accounts of the Company for 2000; and

          3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 10, 2000 are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the principal executive offices of PRT Group Inc., 80 Lamberton Avenue, Windsor, CT 06095, for a period of 10 days prior to the meeting.

     Your attention is directed to the accompanying Proxy Statement and proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          By order of the Board of Directors

                                          /s/    RICHARD L. ROSENFELD
                                          --------------------------------------
                                          Richard L. Rosenfeld
                                          Secretary

April 7, 2000

                                   [PRT Logo]

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

     The enclosed proxy is solicited by the Board of Directors of PRT Group Inc. ("PRT" or the "Company") to be voted at the annual meeting of stockholders to be held on May 11, 2000, or any adjournments thereof (the "Annual Meeting"). A stockholder returning a proxy may revoke it at any time prior to the voting at the Annual Meeting. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a returned and duly executed proxy, the shares represented by the proxy will be voted FOR the election of the three nominees for director proposed by the Board of Directors and set forth herein, FOR the ratification of the appointment of Ernst & Young LLP as the independent public accountants of PRT for 2000, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on March 10, 2000 are entitled to notice of and to vote at the Annual Meeting. As of March 10, 2000, there were 18,355,005 shares of PRT common stock, par value $.001 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting, each such share entitled to cast one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the meeting is required for each item set forth in the Notice of Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

     The cost of soliciting proxies will be borne by PRT. In addition to solicitation by mail, employees of PRT, without extra remuneration, may solicit proxies in person or by telephone. ChaseMellon Shareholder Services, L.L.C. has been retained by PRT to assist in the solicitation of proxies for a fee of $3,500 plus reimbursement of expenses. PRT may also reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     This Proxy Statement and the enclosed form of proxy are being mailed on or about March 24, 2000 to stockholders entitled to notice of, and to vote at, the Annual Meeting. The mailing address of PRT's principal executive offices is 80 Lamberton Avenue, Windsor, CT 06095.

                             ELECTION OF DIRECTORS

     PRT's Certificate of Incorporation provides for three classes of directors to be as nearly equal in number as possible, with each class serving a three year term and with one class being elected each year. Currently, the Board of Directors is comprised of nine members. The three Class II directors whose terms expire at the 2000 Annual Meeting are Robert D. Forlenza, Craig D. Goldman and Irwin J. Sitkin. The Board of Directors has nominated Messrs. Forlenza, and Sitkin for re-election as Class II directors. Director Goldman has notified the Board of Directors that he shall not seek re-election. The Board of Directors has nominated Dan S. Woodward, President and CEO, to fill the vacancy left by Mr. Goldman's resignation. The terms of these directors, if elected, will expire at the Annual Meeting of Stockholders in 2003, or at such times as their successors are elected and qualified. Other directors will continue in office until the expiration of the terms of their classes at the 2001 or 2002 Annual Meeting of Stockholders, as the case may be.

     In the event that any of the nominees for director should become unavailable for nomination or election, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board of Directors, unless the Board of Directors reduces the number of directors. If properly executed and timely returned, the accompanying proxy will be voted FOR the election of the three nominees set forth below.

     Certain information as of March 10, 2000 with respect to the nominees for directors and as to each current director in the classes continuing in office is shown below.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       EACH OF THE NOMINEES FOR DIRECTOR.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2003

Robert. Forlenza, 43

     Robert P. Forlenza has been a Director of PRT since November 1996. Mr. Forlenza currently serves as a director of Art Technology Group, Inc. (ARTG). Since 1995, Mr. Forlenza has also served as Vice President of Tudor Investment Corporation and Managing Director of the Tudor Private Equity Group. Prior to joining Tudor, Mr. Forlenza was a Vice President at Carlisle Capital Corporation from 1989 to 1994. Mr. Forlenza graduated from Harvard University Graduate School of Business Administration in 1982 with an M.B.A. and from Washington and Lee University in 1978 with a B.S. in Business Administration and Accounting.

Irwin J. Sitkin, 69

     Irwin J. Sitkin has been a Director of PRT since July 1990. In 1989 he retired as Vice President, Corporate Administration of Aetna Life and Casualty after thirty-five years with the company. Since retiring, Mr. Sitkin has been a consultant to, among others, Unisys, Memorex Telex Corporation, Amdahl Corporation, Digital Equipment Corporation, IBM and Northern Telcom Inc. Mr. Sitkin is an honorary trustee of the Computer Museum, University of Hartford's Ward College of Technology and the Northern Middlesex County (CT) YMCA and an active member of the Society for Information Management (SIM). Mr. Sitkin graduated from Cornell University in 1952 with a B.S. in Economics.

Dan S. Woodward, 39

     Mr. Woodward is President and Chief Executive Officer of PRT Group Inc. Mr. Woodward came to PRT in May, 1999 from Electronic Data Systems (EDS), where his last position was President of the Strategic Telecom Division, with responsibility for EDS' global business relationships with clients such as AT&T, BellAtlantic, GTE, TCI and Western Union. Prior to that, he served as Vice President, Managed Network Solutions in the Communications Industry Group, leading the strategy and market development teams for the EDS/BellSouth managed network solutions marketing alliance. Prior to joining EDS in August 1997, Mr. Woodward served in a variety of executive and management roles at IBM Technology Service Solutions (TSS). Mr. Woodward was a winner of IBM's "National Branch of the Year" award for two consecutive years. In 1993, he was appointed General Manager of IBM's Network Solutions, creating the client/server consulting and professional services unit of TSS which grew from a start-up under Mr. Woodward's command to an $80 million new service-line for IBM in two years. In 1995, Mr. Woodward was named Vice President and Area General Manager, leading all business lines for TSS in the southwestern U.S.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

CLASS I
TERM EXPIRING IN 2001

Douglas K. Mellinger, 35

     Douglas K. Mellinger is the non-executive Chairman of PRT. Mr. Mellinger founded PRT Corp. of America, PRT's predecessor, in 1989 and was CEO since inception until June 1999. Currently, Mr. Mellinger is the Chairman/CEO of Zeno Ventures, an Internet venture catalyst firm. Prior to starting PRT, Mr. Mellinger was the National and International Director of the Association of Collegiate Entrepreneurs. Mr. Mellinger is the Chairman of the National Commission on Entrepreneurship in Washington, D.C. and on the Advisory Board for the London Business School. Mr. Mellinger is the past International President of the Young Entrepreneurs' Organization and a member of the Young Presidents' Organization.

Jack L. Rivkin, 59

     Jack L. Rivkin has been an Executive Vice President of Citigroup Investments, a member of Citigroup, since October 1995. He was Vice Chairman and Director of Global Research at Smith Barney from March 1993 to October 1995. Prior to joining the Travelers organization in 1993, Mr. Rivkin was Director of the Equities Division and Director of Research of Lehman Brothers from 1987 to 1992. From 1984 to 1987, Mr. Rivkin was President of PaineWebber Capital, Inc., the merchant banking arm of PaineWebber Group, and Chairman of Mitchell Hutchins Asset Management. He has held various senior management positions in the securities and investment management industries since 1973. He is a director of a number of private venture companies in which Citigroup Investments has an investment. He is an adjunct professor at Columbia University Graduate School of Business.

Isaac Shapiro, 69

     Isaac Shapiro has been a Director of PRT since July 1991 and is a member of Skadden, Arps, Slate, Meagher & Flom LLP. He is also an Adjunct Professor of Law and Director of Russian Legal Studies at Columbia Law School. Mr. Shapiro has been with Skadden, Arps since April 1986. Mr. Shapiro is also a director of The Bank of Tokyo-Mitsubishi Trust Company and a Trustee of the Bank of Tokyo-Mitsubishi Foundation. From 1956 to 1957, Mr. Shapiro was a Fulbright Scholar at the Institute of Comparative Law, the University of Paris.

CLASS III
TERM EXPIRING IN 2003

Esther Dyson, 48

     Esther Dyson has been a Director of PRT since September 1997. Ms. Dyson is Chairman and co-owner of EDventure Holdings Inc., a company focused on worldwide information technology. She has been Chairman of EDventure since 1983. Ms. Dyson is the editor of Release 1.0, a technology industry publication published by EDventure, and is the author of the book "Release 2.0: A Design for Living in the Digital Age". Ms. Dyson is a director of Thinking Tools, Inc., Graphisoft, languageware.net, Scala Business Solutions, WPP Group, Uproar.com and Medscape. Ms. Dyson graduated from Harvard University in 1972 with an A.B. in Economics.

Michael Enthoven, 48

     Michael Enthoven has been a director of PRT since July 1997. Mr. Enthoven retired from J.P. Morgan & Co. in June 1998. Prior to that time, he had served as the Chairman of J.P. Morgan's Plan Sponsor Group and as J.P. Morgan's Head of Global Technology and Operations from November 1992 to May 1997 and as Chairman of J.P. Morgan's Operating Risk Committee from July 1995 to May 1997. From June 1991 to November 1992, he served as co-head of J.P. Morgan's Global Markets Group. Mr. Enthoven graduated from Leyden University in The Netherlands in 1974 with a degree in Law and served in the Dutch Navy.

Mr. Enthoven is a trustee of the North American Electric Reliability Council, Mount Sinai NYU Health, and Pggm Pension Fund. He is a director of NIB Capital Bank N.V., and Commercial Materials LLC.

Ronald Weinberg

     Ronald E. Weinberg has served as Co-Chairman of the Board of Directors of Hawk Corporation since May 1999, and Treasurer and Director since March 1989. Prior to his appointment as Co-Chairman, he served as Chairman of the Executive Committee. Mr. Weinberg also served as Vice Chairman of the Board of the Company since 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Since December 1997, Mr. Weinberg has been the Chairman of the Board and Chief Executive Officer of New Channel Communications Corp., a company specializing in direct marketing and the providing of computer software solutions. Mr. Weinberg was approved by the Board of Directors in July 1999 to fill the director vacancy created by the resignation of Gregory S. Mellinger.

                         OWNERSHIP OF PRT COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of PRT common stock as of March 10, 2000 by each director and nominee for director, the executive officers named in the Summary Compensation table below and by all directors and executive officers as a group. Except as set forth below, each of the individuals listed below has sole voting and investment power over such shares and is the owner of less than one percent of the outstanding shares of PRT common stock. The business address of each director and executive officer is: c/o PRT Group Inc., 80 Lamberton Avenue, Windsor, CT 06095.

Director and Executive Officer PRT Common Stock Ownership

                                                                 SHARES
NAME AND ADDRESS OF                                           BENEFICIALLY      PERCENT
BENEFICIAL OWNER                                                OWNED(1)      OF CLASS(1)
-------------------                                           ------------    -----------
Dan S. Woodward.............................................     710,000          3.9
Stephen Michaelson(2).......................................     326,000          1.8
Rocco Mitarotonda(3)........................................      70,000            *
Richard Rosenfeld(4)........................................      70,300            *
Douglas K. Mellinger(5).....................................   1,997,040         10.8
Esther Dyson(6).............................................      32,500            *
Michael Enthoven(7).........................................      41,333            *
Robert P. Forlenza..........................................      20,000            *
Craig D. Goldman(8).........................................      69,637            *
Jack L. Rivkin..............................................           0            *
Isaac Shapiro(9)............................................     274,230          1.5
Irwin J. Sitkin(10).........................................      49,100            *
Ronald E. Weinberg..........................................      89,000            *
Stuart Baronofsky(11).......................................      40,000            *
Srinivasan Viswanathan(12)..................................           0            *
Directors and executive officers of PRT as a group 13
  persons(13)...............................................   3,743,140         20.3

---------------
  *  less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of PRT common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 1,333 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (3) Includes 9,666 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (4) Includes 6,666 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (5) Includes 41,333 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (6) Includes 10,833 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (7) Includes 833 shares subject to options currently exercisable or exercisable within 60 days of the date hereof. Also includes 16,333 shares of common stock held by the Enthoven Foundation over which Mr. Enthoven has voting and investment power.

 (8) Includes 6,333 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

 (9) Includes 6,833 shares subject to options currently exercisable or exercisable within 60 days of the date hereof. Also includes 15,230 shares held by Mr. Shapiro's wife, for which Mr. Shapiro disclaims beneficial ownership.

(10) Includes 3,000 shares subject to options currently exercisable or exercisable within 60 days of the date hereof. Also includes 5,000 shares held by the Sitkin Family Foundation, for which Mr. Sitkin disclaims beneficial ownership.

(11) Mr. Baronofsky resigned his employment with the Company as of October 1, 1999.

(12) Mr. Viswanathan resigned his employment with the Company as of October 30, 1999.

(13) Of the total number of shares beneficially owned by the Directors and Executive Officers, 1,404,000 are subject to stock options.

     The following table sets forth certain information regarding the beneficial ownership of PRT common stock as of March 10, 2000 by each person or group known to PRT to beneficially own more than 5% of the outstanding common stock.

                                                                 SHARES
NAME AND ADDRESS OF                                           BENEFICIALLY      PERCENT
BENEFICIAL OWNER                                                OWNED(1)      OF CLASS(1)
-------------------                                           ------------    -----------
Douglas K. Mellinger(2).....................................   1,997,040         10.8
  260 Sycamore Terrace
  Stamford, CT 06902
Paul L. Mellinger...........................................   2,044,980         11.1
  209 33rd Street
  Manhattan Beach, CA 90760
Gregory S. Mellinger(3).....................................   2,009,980         10.9
  172 Route 101, Unit #9
  Bedford, NH 03110-5416
State of Wisconsin Investment Board.........................   1,305,000          7.1
  P.O. Box 7842
  Madison, IW 53707
Rho Management Partners L.P. ...............................   1,209,270          6.6
  124 Dune Road
  Quogue, New York 11959

---------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of PRT common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Includes 41,333 shares subject to options exercisable or exercisable within 60 days of the date hereof.

(3) Includes 33,749 shares subject to options currently exercisable or exercisable with 60 days of the date hereof.

                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held 6 meetings in 1999. Attendance at such meetings averaged approximately 76%. All directors, except for Directors Dyson, Enthoven and Goldman, attended at least 75% of the meetings of the Board of Directors and Board committees of which they are members. The following sets forth the committees of the Board of Directors.

     Audit Committee. The Audit Committee is responsible for reviewing with PRT's management the financial controls and accounting, audit and reporting activities of the company. The Audit Committee reviews the qualifications of the PRT's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services provided by the independent auditors. The members of the Audit Committee are Michael Enthoven, Robert P. Forlenza and Isaac Shapiro, all of whom are independent directors.

     During 1999, the Audit Committee met 1 time.

     Compensation Committee. The Compensation Committee is responsible for the administration of all salary, bonus and incentive compensation plans for the officers and key employees of the Company. The Compensation Committee also administers the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan"). The members of the Compensation Committee are Craig D. Goldman, Jack L. Rivkin and Irwin J. Sitkin, all of whom are independent directors.

     During 1999, the Compensation Committee met 3 times.

                             DIRECTOR COMPENSATION

     Directors are not entitled to fees for serving on the Board of Directors or committees thereof. All directors, however, are reimbursed for travel expenses incurred in connection with attending board and committee meetings. In addition, under the terms of the Stock Option Plan, prior to December 1999, directors who are not executive officers of the Company were automatically granted annually options to purchase up to 3,000 shares of PRT common stock. In December 1999, the Board of Directors approved an increase in the number of options granted to Directors to 20,000 options. Director Jack Rivkin waived his right to such option grants.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for PRT's executive officers, including the Chief Executive Officer. The Committee met 3 times in 1999 to address items related to the compensation and benefits of PRT's executive officers.

COMPENSATION PHILOSOPHY

     The Committee has adopted a compensation philosophy based on the premise that executives should receive competitive compensation determined by reference to both PRT's performance and the individual's contribution to that performance. Compensation plans and programs are intended by the Committee to motivate and reward executives for long-term strategic management and the enhancement of stockholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of PRT.

     PRT's programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to the short-term and long-term performance of PRT. The Committee has developed executive compensation principles to provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance. PRT's executive compensation program consists of three key elements: (a) base salary;
(b) short-term incentives, i.e., annual bonus; and (c) long-term incentives, i.e., stock options.

     Competitiveness. Total compensation for senior managers is targeted to produce pay consistent with PRT's performance compared against a group of direct competitors and selected major corporations of comparable size and scope of operations.

     Performance Contingency. The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the named officers and senior executives, the variable portion of the pay program ranges from 50% - 100% of total target pay.

     The Committee based Mr. Woodward's compensation on the Company's need to recruit an experienced executive with a proven record of success in the information technology services industry. Accordingly, the Committee offered Mr. Woodward a substantial sign-on bonus and competitive annual salary. In order to properly incent Mr. Woodward to increase shareholder value, the Committee granted Mr. Woodward a substantial number of stock options.

     Accountability to Stakeholders. Performance measures used in PRT's incentive programs support value creation for our three key stakeholders: shareholders, customers, and employees.

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. While none of the Chief Executive Officer or the four other most highly compensated officers of the Company earned in excess of $1 million in fiscal year 1999, the Committee intends to structure future annual cash bonus awards and stock option grants under the Stock Option Plan in a manner designed to make such awards "performance-based" compensation to the extent practicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Craig D. Goldman, Jack L. Rivkin and Irwin J. Sitkin, none of whom are employees or current or former officers of PRT.

     The following graph compares the cumulative total stockholder return on PRT common stock, including reinvestment of dividends since the date of the Company's initial public offering in November 1997 through December 31, 1999, with the cumulative total return of the Russell 2000 index and a peer group index assuming an investment of $100 dollars since November 1997.

     THE FOLLOWING GRAPH IS PRESENTED IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION REQUIREMENTS. STOCKHOLDERS ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THE DATA CONTAINED THEREIN, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS PRT's FORECAST OF FUTURE FINANCIAL PERFORMANCE.

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE PUBLICLY TRADED

                        DIVIDEND REINVESTED TOTAL RETURN

                               PERFORMANCE GRAPH

-----------------------------------------------------------------------------------------------------------------
   COMPANY/INDEX NAME                     NOVEMBER 20, 1997        DECEMBER 31, 1998        DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------------------------
   PRT Group                                     $100                     $ 23                     $ 17
   Peer Index                                    $100                     $136                     $172
   Russell 2000 Index                            $100                     $ 97                     $116

     Notwithstanding anything to the contrary set forth in any of PRT's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information with respect to the compensation paid by PRT during each of the three years ended December 31, 1999, 1998 and 1997 to (i) each individual who served as Chief Executive Officer during the fiscal year ended December 31, 1999, (ii) each of the other executive officers of PRT whose total salary and bonus exceeded $100,000 during 1999 and who were serving as executive officers as of December 31, 1999, and (iii) two other individuals who served as executive officers during 1999 and whose salary and bonus exceeded $100,000 during 1999:

                                           ANNUAL COMPENSATION
                                ------------------------------------------   NUMBER OF
                                                                 OTHER       SECURITIES
                                                                 ANNUAL      UNDERLYING    ALL OTHER
                                                              COMPENSATION    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)       ($)           (#)          ($)(2)
---------------------------     ----   ---------   --------   ------------   ----------   ------------
Dan S. Woodward(1)............  1999     195,000    350,000         0         710,000        14,213
  President & Chief Executive
     Officer
Stephen Michaelson(2).........  1999     171,667          0         0         326,000        93,410
  Chief Operating Officer &     1998     130,000     39,000         0               0             0
  Executive Vice President of   1997      53,077          0         0               0             0
  Operations
Richard Rosenfeld(3)..........  1999     124,153          0         0          70,000         8,756
  General Counsel & Secretary   1998      54,034          0         0               0         3,600

                                           ANNUAL COMPENSATION
                                ------------------------------------------   NUMBER OF
                                                                 OTHER       SECURITIES
                                                                 ANNUAL      UNDERLYING    ALL OTHER
                                                              COMPENSATION    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)       ($)           (#)          ($)(2)
---------------------------     ----   ---------   --------   ------------   ----------   ------------
Rocco Mitarotonda(4)..........  1999     118,131          0         0          70,000         6,345
  Chief Financial Officer &     1998      82,500      9,000         0               0             0
  Treasurer                     1997      55,417          0         0               0             0
Douglas K. Mellinger(5).......  1999     245,000          0         0               0        65,618
  Non-Executive Chairman        1998     238,748          0         0          32,000         2,000
                                1997     192,000          0         0               0             0
Srinivasan Viswanathan(6).....  1999     271,572          0         0               0             0
  President, PRT Barbados       1998     160,267     52,800         0          35,000         2,000
                                1997     131,104          0         0               0             0
Stuart Baronofsky(7)..........  1999     181,250     77,500         0          40,000             0

---------------
(1) Mr. Woodward's employment began in May 1999. The bonus was paid at the start of Mr. Woodward's employment with the Company. The other compensation amount includes cost of Company provided automobile, housing, personal travel and meals allowance.

(2) This amount includes personal travel, housing, car allowance and meal allowance.

(3) Mr. Rosenfeld's employment began in July 1998. The other compensation amount includes compensation paid to Mr. Rosenfeld for surrender of 3,000 restricted stock units, granted as a condition of employment and an automobile allowance.

(4) This amount includes payment of unused vacation time.

(5) Mr. Mellinger resigned his position as CEO on June 30, 1999 and remains on the Company's payroll on in-active status until October 1, 2000. The other compensation amount includes loan forgiveness, payment of legal fees, and an automobile and personal travel allowance.

(6) Mr. Viswanathan resigned his employment with the Company on October 30, 1999. This amount includes severance payments made to Mr. Viswanathan in lieu of salary guaranteed under his employment agreement.

(7) Mr. Baronofsky resigned his employment with the Company on October 1, 1999. The other compensation amount includes payment of guaranteed sales commissions agreed to under Mr. Baronofsky's severance agreement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options to each of the named executive officers during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                                                 % OF TOTAL                              VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS                                  RATES OF STOCK PRICE
                                 SECURITIES      GRANTED TO   EXERCISE OR                      APPLICATION
                                 UNDERLYING      EMPLOYEES       BASE                        FOR OPTION TERM
                               OPTIONS/GRANTED   IN FISCAL       PRICE      EXPIRATION   ------------------------
NAME                                 (#)            YEAR        ($/SH)         DATE        5%($)        10%($)
----                           ---------------   ----------   -----------   ----------   ---------    -----------
Dan S. Woodward..............      460,000          16.2         2.44          2009       868,037      2,046,358
                                   250,000           8.8         2.19          2009       537,277      1,255,352
Stephen Michaelson...........      100,000           3.5         2.19          2009       137,571        348,631
                                   200,000           7.0         2.38          2009       298,725        757,028
                                     6,000             *         3.63          2009        13,678         34,664

                                  INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                                                 % OF TOTAL                              VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS                                  RATES OF STOCK PRICE
                                 SECURITIES      GRANTED TO   EXERCISE OR                      APPLICATION
                                 UNDERLYING      EMPLOYEES       BASE                        FOR OPTION TERM
                               OPTIONS/GRANTED   IN FISCAL       PRICE      EXPIRATION   ------------------------
NAME                                 (#)            YEAR        ($/SH)         DATE        5%($)        10%($)
----                           ---------------   ----------   -----------   ----------   ---------    -----------
Richard Rosenfeld............       40,000           1.5         2.19          2009        55,028        139,452
                                    10,000          *            3.63          2009        22,797         57,773
Rocco Mitarotonda............       41,500           1.4         2.19          2009        57,092        144,682
                                    10,000          *            3.63          2009        22,797         57,773
Douglas K. Mellinger.........            0             0
Srinivasan Viswanathan.......            0             0
Stuart Baronofsky............       35,000           1.2         3.63          2009        79,791        202,206
                                    85,000           3.0         2.19          2009       116,935        296,336

---------------
* less than 1%

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during the last fiscal year by each of the named executive officers and year-end values of unexercised options.

                             NUMBER OF                         NUMBER OF SHARES            VALUE OF UNEXERCISED
                              SHARES         VALUE      UNDERLYING UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON   REALIZED(1)       AT FISCAL YEAR END(#)          FISCAL YEAR-END($)(1)
NAME                        EXERCISE(#)       ($)         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                        -----------   -----------   ------------------------------   -------------------------
Dan S. Woodward...........     0             0                      0/710,000                    0/0
Stephen Michaelson........     0             0                  1,333/318,667                    0/0
Richard Rosenfeld.........     0             0                   6,667/63,334                    0/0
Rocco Mitarotonda.........     0             0                   9,667/60,334                    0/0
Douglas K. Mellinger......     0             0                  27,750/18,000                    0/0
Srinivasan Viswanathan....     0             0                            0/0                    0/0
Stuart Baronofsky.........     0             0                            0/0                    0/0

---------------
(1) Based on the difference between the exercise price of the options and the fair-market value of the PRT common stock on December 31, 1999 ($2.1875)

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On June 30, 1999, PRT announced that Douglas K. Mellinger, Chairman and Chief Executive Officer of PRT(i) resigned his positions as Chairman of the Board of Directors (the "Board") and Chief Executive Officer of the Company, and all other offices of the Company and its affiliates, and (ii) was appointed to the newly created position of Non-Executive Chairman of the Board. Douglas Mellinger continues to serve as a director of the Company. The Company further announced that Gregory S. Mellinger, former Chief Operating Officer and current President of PRT's Professional Services Group business unit resigned his positions as an officer and director of PRT, and all other offices of PRT and its affiliates. Each of Douglas Mellinger and Gregory Mellinger will remain employees of PRT to consult with the senior management of PRT until October 1, 2000.

     Under agreements entered into on June 30, 1999 with PRT, until October 1, 2000 Douglas Mellinger and Gregory Mellinger shall receive continued payment of their salary in effect at the time of their resignation from the Company and are entitled during the salary continuation period to (i) participate in the Company's 401(k) plan and receive a $1,500 per month automobile allowance. As part of the agreement with Messrs. Mellinger, the Company paid $25,000 of their combined legal fees and forgave $14,700 of outstanding loans due from each former officer. No other employee benefits are available to Douglas Mellinger and Gregory Mellinger.

     Also on June 30, 1999, PRT entered into a Nomination Agreement with Douglas Mellinger, Gregory Mellinger and certain members of the Mellinger family, pursuant to which the Mellinger family will have certain rights to nominate up to three persons acceptable to the Board for appointment and election to the Board, which shall include Douglas Mellinger and initially Ronald Weinberg. These nomination rights will diminish to two and one nomination as the aggregate holdings of the Mellinger family decrease, and such rights will terminate at the earlier to occur of (i) such time as the Mellinger family collectively holds less than 10% of the outstanding common stock of PRT, and (ii) June 30, 2005, unless the Nomination Agreement is earlier terminated at any time at the option of the Mellinger family. In addition, pursuant to the Nomination Agreement, for so long as the Mellinger family shall have the above described nomination rights, the Mellinger family has agreed to vote for the slate of directors nominated by PRT. The Nomination Agreement also contains certain preemptive rights.

     Mr. Baronofsky's date of termination from the Company was October 1, 1999. Under the terms of his separation agreement, the Company agreed to pay him 9 months of salary equaling the sum of $150,000 and his quarterly sales commission draw totaling $40,000. The Company agreed to continue medical health insurance through June 30, 2000 and provided accelerated vesting for 40,000 of Mr. Baronofsky's stock options as of October 1, 1999. Mr. Baronofsky agreed not to sell or otherwise transfer beneficial ownership of the stock subject to these options before eighteen (18) months from his termination date or March 30, 2001.

     Mr. Viswanathan's employment terminated on October 30, 1999. The Company agreed to pay him $110,000 as severance by December 31, 1999. In addition, the Company forgave the repayment of Mr. Viswanathan's promissory note in the sum of $46,002 plus interest. The Company agreed to continue his medical health insurance through December 1999. The Company agreed that all granted, but unvested, stock options shall vest as of his termination date.

     The Company entered into an employment agreement with Dan S. Woodward ("Woodward Agreement"). The Woodward Agreement has a term of 3 years commencing on May 17, 1999. Under the agreement Mr. Woodward shall serve as President and Chief Executive Officer, earning a base salary of $318,000, with a target bonus opportunity of 100% of the base salary under the annual incentive award plan determined by the Compensation Committee. For 1999, Mr. Woodward was guaranteed a $150,000 performance bonus. The Company agreed to pay Mr. Woodward a sign-on bonus in the aggregate sum (net of all payroll taxes) of $200,000 in cash within three business days of the start of Mr. Woodward's employment with the Company and an additional sign on bonus of the cash equivalent of 40,000 shares of the Company's stock measured as of the date he joined the Company, such additional sign on bonus to be paid on or before January 15, 2000. In addition, the Company awarded Mr. Woodward 710,000 stock options and agreed to pay over the term of the Woodward Agreement up to a total of $125,000 as reimbursement for all reasonable and documented costs associated with his relocating his residence, traveling to and from his residence, local housing, automobile costs and other costs directly related to his relocation, housing or travel.

     If Mr. Woodward's employment is terminated without cause (as defined in the Woodward Agreement) PRT shall continue to pay Mr. Woodward (i) the annual base salary at the date of termination for the greater of one (1) year or remainder of the term and (ii) any earned Performance Bonus prorated as of the date of termination. PRT shall also continue to pay employee benefits, including relocation allowance and vacation time, for the greater of one (1) year or the remainder of the term.

     If Mr. Woodward is terminated without cause on or before July 29, 2000 and the total value to Mr. Woodward of the stock options granted at the commencement of his employment and any additional stock options granted to Mr. Woodward are less than $1,000,000, then PRT shall be liable to pay Mr. Woodward the difference between $1,000,000 and the total value of all options held by Mr. Woodward. For purposes of this section the value of Mr. Woodward's options shall be determined, as of the effective date of Mr. Woodward's termination without cause, by multiplying the number of Mr. Woodward's vested stock options times, the sum of the market price of the PRT's common stock less the grant price of all vested options. This payment shall be made to Mr. Woodward in 12 equal monthly installments, less any applicable taxes, unless otherwise agreed in writing by the parties.

     Employment Agreements of additional officers of PRT are described below. Under their respective Employment Agreements, Mr. Stephen Michaelson will serve as Chief Operating Officer, Vice President, and Executive Vice President of Operations, earning a base salary of $220,000; Mr. Jack Mullinax will serve as Vice President and EVP of Human Resources, earning a base salary of $150,000, Ms. Kay Kienast will serve as Vice President and SVP of Marketing & Strategy, earning a base salary of $200,000, Rocco Mitarotonda will serve as Chief Financial Officer, Treasurer and SVP of Finance, earning a base salary of $150,000 and Mr. Richard Rosenfeld will serve as General Counsel, Secretary, and SVP of Finance earning a base salary of $150,000, in each case with future raises and other compensation to be determined by the Board of Director's Compensation Committee. The above mentioned officers of the Company (the "Officers") each have a 2 year term, commencing August 1, 1999, under their respective employment agreements. The Officers were awarded the following stock options upon entering into their employment agreements: Michaelson 100,000; Mullinax 70,000; Mitarotonda 41,500; and, Rosenfeld 40,000. Mr. Michaelson subsequently received 200,000 options in December 1999.

     If an Officer's employment is terminated, without cause (as defined in the applicable employment agreements) during the term, then such Officer will be entitled to receive one (1) year salary continuation of base salary and any performance bonus pro-rated to the date of termination. In addition all options of such Officer shall vest upon a termination without cause.

     Under the terms of the above employment agreements, the Officers will participate in a performance-based incentive compensation program developed by the Compensation Committee, with performance goals based on, among other factors, the financial growth of PRT, and on a basis no less favorable than the program provides for other executives.

CERTAIN TRANSACTIONS

     Mr. Isaac Shapiro, a director of PRT, is a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"). PRT retained Skadden, Arps to provide various legal services to the Company during 1999; the amount paid to Skadden, Arps for such services did not exceed 5% of Skadden, Arps gross revenues for fiscal year 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     PRT's directors, executive officers and beneficial owners of more than 10% of its common stock are required under the Exchange Act to file with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market reports of ownership and changes in ownership in their holdings of PRT common stock. Copies of these reports must also be furnished to PRT. For Douglas K. Mellinger, a Form 5 covering Mr. Mellinger's December 1999 gifting of 18,284 shares of PRT stock (worth roughly $20,000) to his wife and children was filed in February 2000 due to the Company receiving notification of the gifts in January 2000. For the remainder of PRT Directors (excluding Mr. Mellinger and Mr. Rivkin), Form 5's were filed in February 2000 to reflect the grant of 20,000 stock options to each Director in December 1999. Due to delays in receiving signed stock option agreements, the Company filed Form 5's in February 2000 to reflect these December 1999 option grants.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as PRT's independent public accountants for the year ending December 31, 1999. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Annual Meeting. Ernst & Young LLP has been PRT's auditors since July, 1997. If the appointment is not approved, the Board of Directors will reconsider its appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
          THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
                    INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by PRT for inclusion in its Proxy Statement and form of proxy relating to that meeting is December 1, 2001. Proposals may be mailed to PRT Group Inc., Secretary, 7 Skyline Drive, Hawthorne, New York 10532.

     PRT's By-laws provide for certain procedures which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Generally, these procedures provide that stockholders desiring to make nominations for directors and/or bring a proper subject of business before the meeting must do so by a written notice timely received (not less than 60 days nor more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders) by the Secretary of PRT including the name and address of the stockholder and of any other stockholders known by such stockholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of PRT common stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. For the 2001 Annual Meeting of Stockholders, such notices must be received by the Secretary of PRT no later than March 12, 2001 but not prior to February 12, 2001. Any stockholder proposal or nomination determined by the presiding officer of the annual meeting to not have been made in accordance with the foregoing requirements shall not be acted upon at the meeting. Copies of PRT's Bylaws are available from the Secretary of PRT.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. However, if any other matter calling for a vote of stockholders is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

     A COPY OF PRT's ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO PRT GROUP INC., 7 SKYLINE DRIVE, HAWTHORNE, NEW YORK 10532, ATTENTION: RICHARD L. ROSENFELD, CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ELECTRONICALLY ON PRT's INTERNET WEB SITE AT HTTP://WWW.PRT.COM.

                                          By order of the Board of Directors,

                                          /s/ RICHARD L. ROSENFELD
                                          --------------------------------------
                                          Richard L. Rosenfeld
                                          Secretary

April 7, 2000

PROXY




                         PROXY/VOTING INSTRUCTION CARD


This Proxy is solicated on behalf of the Board of Directors of PRT Group Inc. for the Annual Meeting of Stockholders on May 11, 2000. The undersigned hereby authorizes Rocco Mitarotonda and Richard Rosenfeld, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at The Goodwin Hotel, One Haynes Street, Hartford, Connecticut 06103 on May 11, 2000 at 9:00 AM, or any adjournment or postponement thereof, the mumber of shares which the undersigned would be entitled to vote if personally present. The poxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postonements thereof. The process will vote as the Board of Directors recomends where the udnersigned does not specify a choice.








-------------------------------------------------------------------------------
                            DETACH PROXY CARD HERE
             CAUTION PLEASE DO NOT FOLD, STAPLE, OR TEAR THIS CARD

                                                              VOTES MUST
                                                             BE INDICATED
                                                             (X) IN BLACK
                                                             OR BLUE INK. [X]



1. Election of Directors                          FOR  WITHHELD  EXCEPTIONS*
   The Board of Directors recommends a vote "FOR" [  ]    [  ]      [  ]
   the nominees listed below:
   (Nominees: Robert P. Forlenza, Irwin J. Sitkin and Dan S. Woodward)


*Exceptions: ______________________________________________________________

To vote your shares for all director nominees mark the "For" box on Item 1. To withhold your votes for all nominees, mark the "Withheld" BOX. If you do not wish your shares voted for a particular nominee, mark the "Exceptions" box and enter the name(s) of the exceptions(s) in the space provided. Such a mark will be deemed a vote "FOR" a nominee other than these listed as exceptions.

2. Ratification of the appointment of accountants.     FOR   AGAINST  ABSTAIN
   The Board of Directors recommends a vote "FOR"      [  ]   [  ]    [  ]
   the ratification of accountants.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Check here if you:        -plan to attend the Annual Meeting             [  ]


                          -want to stop receiving more than one          [  ]
                           Annual Report at this address


                          -have a change of address on this card         [  ]
                           (indicate address change below)


                          SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature(s) ____________________________________ Date ________________, 2000

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

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                              FOLD AND DETACH HERE